Exhibit (a)(5)(D)

Eisai Commences Cash Tender Offer for All Outstanding Shares of MGI PHARMA

Tokyo, Japan and Woodcliff Lake, NJ, December 21, 2007 — Eisai Co., Ltd. (Tokyo, TSE 4523), a research-based human health care (hhc) company, today announced the commencement of its cash tender offer for all outstanding shares of the common stock of MGI PHARMA, Inc. (NASDAQ: MOGN) for US$41.00 per share. The tender offer is being made by Jaguar Acquisition Corp., a wholly owned subsidiary of Eisai Corporation of North America, which is a wholly owned subsidiary of Eisai Co., Ltd., pursuant to an Offer to Purchase, dated December 21, 2007, and the Agreement and Plan of Merger, dated as of December 10, 2007, by and among Eisai Co., Ltd., Jaguar Acquisition Corp., and MGI PHARMA, Inc.

The tender offer is scheduled to expire at 12:00 midnight (New York City Time) on January 22, 2008, unless the tender offer is extended. Following the completion of the tender offer, Eisai Co., Ltd. expects to consummate a merger of Jaguar Acquisition Corp. and MGI PHARMA, Inc. in which shares of MGI PHARMA, Inc. that have not been purchased in the tender offer will be converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions, including the acquisition by Jaguar Acquisition Corp. of a majority of MGI PHARMA, Inc.’s outstanding shares in the tender offer and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Depositary for the tender offer is Computershare Trust Company, N.A., the Dealer Manager for the tender offer is J.P. Morgan Securities Inc., and the Information Agent for the tender offer is Georgeson Inc.

Important Additional Information Has Been Filed with the Securities and Exchange Commission (“SEC”)

The tender offer described in this news release has commenced, but this news release is neither an offer to purchase nor a solicitation of an offer to sell shares of MGI PHARMA, Inc.’s common stock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement has been filed by Eisai Co., Ltd., Eisai Corporation of North America and Jaguar Acquisition Corp. with the SEC, and the solicitation/recommendation statement has been filed by MGI PHARMA, Inc. with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by Eisai Co., Ltd., Eisai Corporation of North America and Jaguar Acquisition Corp. or MGI PHARMA, Inc. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Georgeson Inc., the information agent for the tender offer, at 1-212-440-9800 for banks and brokers or 1-888-605-7543 for shareholders and all others.

About Eisai Co., Ltd.

Eisai Co., Ltd. is a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: integrative neuroscience, including neurology and psychiatric medicines; gastrointestinal disorders; and integrative oncology, including oncotherapy and supportive-care treatments.  Through a global network of research facilities, manufacturing sites and marketing affiliates, Eisai actively participates in all aspects of the worldwide healthcare system.  Eisai forecasts group sales of ¥739 billion in FY2007.  More than 50% of the group sales are derived from businesses outside of Japan.

About Eisai Corporation of North America

Eisai Corporation of North America is a wholly-owned subsidiary of Eisai Co., Ltd. and supports the activities of its operating companies in North America. These operating companies include: Eisai Research Institute of Boston, Inc., a discovery operation with strong organic chemistry capabilities; Morphotek, Inc., a biopharmaceutical company specializing in the development of therapeutic monoclonal antibodies; Eisai Medical Research Inc., a clinical development group; Eisai Inc., a commercial operation with manufacturing and marketing/sales functions; and Eisai Machinery U.S.A., which markets and maintains pharmaceutical manufacturing machinery.

Forward Looking Statement

Certain statements contained in this news release, including without limitation expectations as to future sales and operating results, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include statements regarding the expected timing of the completion of the transaction. Words such as “expects,” “anticipates,” “forecasts”, and similar expressions are intended to identify such forward-looking statements. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Inquiries:

In Japan	In the US

Investors:

Mr. Akira Fujiyoshi		Mr. Robert Feeney
Vice President		Director, Investor and Government Relations
Corporate Communications &		Eisai Corporation of North America
Investor Relations		212-746-2069
Phone:+81-3-3817-5120
Media:

Ms. Judee Shuler
Director, Corporate Planning & Communications
Eisai Corporation of North America
201-746-2241

Sard Verbinnen & Co.
Jim Barron/Susan Burns/Victoria Hofstad
212-687-8080